Exhibit 10.3

INTERIM CHIEF FINANCIAL OFFICER ENGAGEMENT LETTER

This Engagement Letter (“Agreement”) is made and entered into as of August 25, 2025 by and between Aptera Motors Corp., a Delaware corporation (the “Company”), and Tom DaPolito (“Consultant”).

This Agreement supersedes and replaces any prior consulting agreements between the Company and Consultant.

1. Engagement and Term

The Company hereby engages Consultant to serve as its Interim Chief Financial Officer, and Consultant accepts such engagement. The term of this Agreement (the “Term”) shall commence on the date that the Company’s Class B common stock begins trading on a national securities exchange (“Listing Date”) and shall continue for a period of one (1) year, unless terminated earlier pursuant to the provisions of Section 6 of this Agreement.

2. Services and Responsibilities

Consultant shall have the duties, responsibilities, and authority commensurate with the role of a Chief Financial Officer at a publicly-traded company. Consultant’s services (the “Services”) shall include, but are not limited to:

●	Oversight of all accounting and financial reporting functions, including the preparation and filing of the Company’s reports with the Securities and Exchange Commission (SEC).
●	Leading the Company’s financial planning and analysis (FP&A), budgeting, and forecasting.
●	Managing treasury, cash management, and capital allocation strategies.
●	Maintaining and overseeing the Company’s internal controls over financial reporting.
●	Serving as the primary financial liaison to the Company’s independent auditors, the Board of Directors, and the Audit Committee.
●	Assisting the Chief Executive Officer with investor relations and capital raising activities.

Consultant agrees to devote his full professional time, attention, and best efforts to the performance of the Services, which is expected to be approximately forty (40) hours per week.

3. Compensation

In consideration for the Services rendered, the Company shall provide Consultant with the following compensation:

●	a. Cash Retainer: The Company shall pay Consultant a monthly cash retainer of $30,000, payable in arrears in accordance with the Company’s standard payment schedule.
●	b. Equity Compensation: Subject to the approval of the Company’s Board of Directors (or a committee thereof), the Company shall grant Consultant, on a quarterly basis, stock options under the Company’s 2021 Stock Option and Incentive Plan (the “Plan”). The number of options granted each quarter shall be determined by dividing $65,880 by the fair value of a stock option on the date of grant, as determined by the Black-Scholes option-pricing model. Each quarterly grant shall vest immediately upon grant and will be subject to the terms and conditions of the Plan and a separate award agreement.

4. Conflicts of Interest and Other Activities

Consultant represents and warrants that he has no other agreements, relationships, or commitments that would create a conflict of interest with his obligations to the Company under this Agreement. During the Term, Consultant agrees not to engage in any other employment, consulting, or other business activity that is competitive with the business of the Company, particularly with any other solar or electric vehicle company. Consultant agrees to promptly disclose to the Company’s Board of Directors any potential conflict of interest that may arise.

5. Existing Equity Awards

In the event this Agreement is terminated by the Company without Cause pursuant to Section 6(a), the vesting of any and all outstanding and unvested stock option awards previously granted to Consultant by the Company shall be accelerated in full, such that they become immediately and fully vested and exercisable as of the effective date of termination.

6. Independent Contractor Status

Consultant’s relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship. Consultant will not be eligible for any of the employee benefits available to the Company’s employees.

7. Termination

●	a. Without Cause: Either party may terminate this Agreement without cause upon thirty (30) days’ written notice to the other party.
●	b. For Cause: The Company may terminate this Agreement for Cause at any time, effective immediately upon written notice. “Cause” shall mean Consultant’s (i) conviction of a felony; (ii) gross negligence or willful misconduct in the performance of the Services; or (iii) material breach of this Agreement that is not cured within thirty (30) days of written notice.

8. Confidentiality and Intellectual Property

The provisions regarding ownership of intellectual property and confidentiality as set forth in Consultant’s prior consulting agreement dated May 15, 2023, are incorporated herein by reference.

9. Indemnification

The Company shall indemnify and hold Consultant harmless to the fullest extent permitted by Delaware law and the Company’s bylaws for any and all claims arising from his service as Interim Chief Financial Officer. The Company agrees to cover Consultant under its Directors and Officers (D&O) liability insurance policy on terms no less favorable than those provided to other executive officers of the Company.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

APTERA MOTORS CORP.

By:	/s/ Chris Anthony
Name:	Chris Anthony
Title:	Co-Chief Executive Officer

CONSULTANT

By:	/s/ Tom DaPolito
Name:	Tom DaPolito